Exhibit 10.9
As Amended October 25, 2007
Effective January 1, 2008
AMENDED AND RESTATED
TIME WARNER INC.
ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS
1. Purpose.
     The purpose of the Time Warner Inc. Annual Bonus Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual cash bonuses to certain executive officers of the Company that qualify for income tax deduction by the Company.
2. Definitions.
     The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:
     2.1 “Annual Bonus” means the annual cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year, which (i) shall be determined by the Committee prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations, (ii) shall be expressed as a percentage of the Bonus Pool and (iii) shall not exceed 50 percent of the Bonus Pool.
     2.2 “AP” means the applicable percent determined pursuant to Section 3.1.
     2.3 “Base EBITDA” means the average of the Company’s EBITDA for the three years preceding the year for which the Bonus Pool is being calculated.
     2.4 “Board” means the Board of Directors of the Company.
     2.5 “Bonus Pool” means the annual cash bonuses payable to all Participants calculated pursuant to Section 3.1.
     2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.
     2.7 “Committee” means the Compensation Committee of the Board, and any successor thereto.
     2.8 “Company” means Time Warner Inc. (formerly named AOL Time Warner Inc.), a Delaware corporation, and any successor thereto.
     2.9 “Company’s EBITDA” for any year shall mean (i) EBITDA of the Company for that year, plus (ii) a pro rata portion (based on the percentage ownership) of the EBITDA of any entity or business that the Company accounts for by the equity method of accounting if the Company’s pro rata share of the EBITDA of such entity or business for the year with respect to which the Bonus Pool is being calculated exceeds $25 million, all determined in accordance with GAAP; provided, however, that to the extent that the Company’s EBITDA must be determined for any period on or before the “Closing” (as defined therein) of transactions described in the Agreement and Plan of Merger dated as of January 10, 2000 between America Online, Inc. and Time Warner Inc., such EBITDA shall equal the pro forma EBITDA for both such companies on a combined basis.
     2.10 “Current EBITDA” means the Company’s EBITDA for the year with respect to which the Bonus Pool is being calculated.
     2.11 “EBITDA” for any year of any entity or business shall mean the combined operating income (loss) before depreciation and amortization and excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations of such entity or business for that year.
     2.12 “GAAP” shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.
     2.13 “Participant” means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.
     2.14 “Plan” has the meaning ascribed thereto in Section 1.
     2.15 “Regulations” shall mean the rules and regulations under Section 162(m) of the Code.
     2.16 “Significant Business” has the meaning ascribed thereto in Section 3.2.
3. Calculation of Bonus Pool.
     3.1 Subject to the other provisions of this Section 3, the Bonus Pool under the Plan with respect to any year shall be determined pursuant to the following formula:
     Bonus Pool = (Current EBITDA — Base EBITDA) x AP
Where AP is the applicable percent determined pursuant to the following table (with the AP for percentage increases between the increases shown in the table determined by interpolation):

Percentage Increase
in Current EBITDA
over Base EBITDA	AP
no increase over Base EBITDA	0%
5% increase over Base EBITDA	2.25%
10% increase over Base EBITDA	4.00%
15% increase over Base EBITDA	5.25%
20% or higher increase over Base EBITDA	6.00%
     3.2 The Current EBITDA and/or Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted as provided in this Section 3.2 if the Company or any entity or business included in the Company’s EBITDA for such year pursuant to Section 2.9(ii) engages in any acquisition or disposition during such year or in any of the prior three years, of any entity or business which (a) if wholly owned, had more than $25 million of EBITDA in the year prior to its acquisition or disposition or (b) if less than wholly owned, as to which more than $25 million of EBITDA was or would have been included in the Company’s EBITDA pursuant to Section 2.9(ii) in the year prior to its acquisition or disposition (each, a “Significant Business”). In the event of an acquisition, the EBITDA of the Significant Business shall be excluded from Current EBITDA for the year in which it was acquired. For each year subsequent to the year of acquisition, all or a portion of the EBITDA of the Significant Business for each applicable year shall be included in Current EBITDA and shall be included in each of the years used in the calculation of Base EBITDA. In the event of a disposition, all or a portion of the EBITDA of a Significant Business for each applicable year shall be excluded from Current EBITDA and from each of the three years included in the calculation of Base EBITDA for the year in which such disposition occurs and for each year subsequent to such disposition. For the purposes hereof, an acquisition or disposition of an entity or business shall include a change in ownership which results in a change in consolidation or equity accounting by the Company for such entity or business.
     3.3 The Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted in the event any change in GAAP that is effective for such year was not effective for each of the three years included in the calculation of Base EBITDA; provided, however, that no such adjustment to Base EBITDA shall be made unless such change in GAAP would have increased or decreased Current EBITDA by more than $25 million in the year prior to the year in which such change in GAAP first becomes effective. The adjustment to Base EBITDA to be made pursuant to this Section 3.3 shall consist of applying the change in GAAP to each year included in the Base EBITDA calculation. In addition, if the change in GAAP is phased in so that the change is applied differently in successive years, then the adjustment to be made to each year included in Base EBITDA shall be the same as the change in GAAP that is applicable to the year for which the Bonus Pool is being calculated.
     3.4 The Committee may in its discretion (a) determine to make an award to any Participant for any year in an amount that is less than the Annual Bonus and (b) determine to make aggregate awards to all Participants for any year that total less than the Bonus Pool.
     3.5 Prior to paying any award under the Plan, the Company’s independent auditors shall review the calculation of the Bonus Pool and the Committee shall certify that the performance goals have been met within the meaning of the Code and the Regulations. Subject to Section 6 of this Plan, payments of an award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, as soon as practicable after the Committee certifies that the performance goals have been met.
4. Administration
     The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.
     Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.
5. Eligibility
     Payments with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.
6. Deferral of Award
     Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of an award the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant.
7. Termination and Amendment
     The Plan shall continue in effect until terminated by the Board. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.
8. Effectiveness of the Plan
     The Plan, as amended and restated herein, shall become effective upon approval by the Board, subject to the affirmative vote of a majority of the votes cast at a duly called and held meeting of stockholders of the Company, and shall apply to the annual bonuses payable to each Participant in respect of 2003 and thereafter.
9. Withholding
     The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10. Separability
     If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.
11. Non-Exclusivity of the Plan
     Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.
12. Beneficiaries
     Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.
13. Governing Law
     The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.
14. Compliance with IRC Section 409A
     The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code

(and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.